Exhibit 99.2

Our Ref :	2025-034616 /JPM/KCM	Date :	11 September 2025
Your Ref :

Bend NovaTech Group Limited

No. 51 & 53,

Fu Hi Street,

Yuen Long,

Hong Kong.

Dear Sirs,

Re :	Legal Opinion on Certain Hong Kong Legal Matters in relation to Bend NovaTech Group Limited (the Company”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). We have acted as Hong Kong legal counsel to the Company in connection with the Company’s proposed initial public offering (the “Offering”) of certain number of ordinary shares of the Company with par value of US$0.0001 per share (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended) on or about the date hereof and the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

(A)	Applicable Laws

Our opinion is limited to matters governed by the laws of Hong Kong (“HK Law”), as they are in force as at the date hereof and currently applied by the courts of Hong Kong.

(B)	Documents and Assumptions

For the purposes of giving this opinion, we have only reviewed the Registration Statement and have relied upon the following assumptions without further enquiry : -

(a)	all copies of documents provided to us and all relevant facts communicated, revealed or in any way disclosed to us, are genuine;

(b)	all the factual representations, information or statements made in all documents provided to us are true, correct, accurate, complete and not misleading;

(c)	all signatures, initials, chops and seals are genuine and each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(d)	copies of documents, conformed copies or drafts of documents submitted to us are true and complete copies of, or in the final forms of, the originals;

(e)	the documents remain in full force and effect on the date hereof and have not been suspended, revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no suspension, revocations, cancellation or termination has occurred, with respect to any of such documents after they were submitted to us for the purposes of this opinion;

(f)	there is nothing under any law (other than HK Law) which would or might affect the opinions set out below (specifically, we have made no independent investigation of any laws of any jurisdiction other than HK Law).

(C)	Qualifications

The opinions in this opinion letter are subject to the following qualifications :-

(i)	we express no opinion as to the rules, regulations, guidelines and codes, whether statutory, regulatory, administrative or otherwise of any jurisdictions other than Hong Kong;

(ii)	the HK Law referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	this opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and(d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this opinion is issued based on our understanding of the laws of Hong Kong that are currently in effect. For matters not explicitly provided under HK Law, the future interpretation, implementation and application of the specific requirements under HK Law are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(vi)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

(vii)	we express no opinion as to matters of fact or whether the Company and its operating subsidiaries in Hong Kong have been or will be in due compliance with HK Law.

(D)	Opinions

Based and relying upon the foregoing, we are of the opinion that, under HK Law, the narration of HK Law set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (save for the financial statements and its related schedules and the financial data contained therein to which we express no opinion), “Regulations”, “Material Income Tax Considerations” and “Legal Matters” and, insofar as such statements purport to describe or summarize the applicable HK Law stated therein as at the date hereof, are accurate in all material respects.

(E)	Others

This opinion is furnished solely for the purposes of and in relation to Registration Statement publicly filed with the United States Securities and Exchange Commission on the date hereof and may not be used nor relied upon for any other purpose without our prior written consent.

(F)	Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

/s/ HALDANES

KCM/ITN

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